Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Bradley S. Vetal (“Vetal” or “Employee”) and Matrix Service Company and all of its subsidiaries (“Company”).

WHEREAS, effective January 3, 2000, Company and Employee entered into an agreement that prospectively dictated the terms under which Employee would be severed;

WHEREAS, Company has elected to terminate Employee’s employment for reasons other than “cause”;

WHEREAS, the January 3, 2000 agreement requires Company to pay Employee one year of severance pay and both parties to execute a “noninterference and confidentiality agreement” prior to payment of severance; and

WHEREAS, this Agreement is, in part, created and executed in conformity with, and in order to, effectuate the terms of the January 3, 2000 agreement.

NOW, THEREFORE, for and in consideration for the above stated premises, and the mutual promises and agreements set forth herein, Employee and Company agree as follows:

1. Separation. Employee’s employment with Company is separated effective March 28, 2005.

2. Current Salary and Benefits. Employee will be paid his final paychecks for wages earned through his separation date in accordance with Company’s regular payroll schedule and subject to legally required taxes, deductions and withholding. Employee will also be paid unused vacation balance in accordance with Company’s vacation policy, less legally required taxes, deductions and withholding. Company shall credit Employee’s Retirement Plan for service up to the termination of employment. Employee shall continue to be eligible to receive Company’s health insurance and dental plan benefits under the terms and conditions of said plans up to the date of separation. Thereafter, Employee will be entitled to continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). All other insurance shall cease effective as of the date of separation. Other benefits will be dealt with according to Company’s established policies and procedures.

Employee acknowledges and agrees that upon his receipt of payment for wages and other compensation as set out in this paragraph, Company does not owe him any unpaid wages or additional compensation, bonus, benefits, or payments of any nature whatsoever except as agreed to by the parties and set out in paragraph 3 of this Agreement.

3. Separation Benefits. If Employee signs this Agreement within twenty-one days and does not revoke it during the allowable revocation period, Employee will be paid $502,639 (an amount equal to one year of regular compensation, including salary and bonus), less legally required taxes, deductions and withholding. This amount will be paid as follows: An initial installment of $251,319.50, less legally required taxes, deductions and withholding, on the later of (1) the date Employee signs and delivers this Agreement to Company or (2) April 20, 2005, provided Employee has signed and delivered the Agreement to Company. The remaining $251,319.50 will be paid in six (6) equal monthly installments of $41,886.58, less legally required taxes, deductions and withholding, with the first installment being due on May 20, 2005 until the sixth and final installment is paid on October 20, 2005. Payments received within twenty-four (24) hours of the due date are considered timely. Upon the failure of the Company to make any payment due hereunder to or for the benefit of the Employee, when due, for any reason whatsoever, all unpaid amounts shall become immediately due and payable by the Company. Upon death of the Employee prior to October 20, 2005, all unpaid installments due from the Company to the Employee, shall be paid to the Employee’s estate when due.

Company will pay the first twelve (12) monthly premiums for Employee’s (and beneficiary or beneficiaries, if applicable) continued health insurance coverage under COBRA. The balance of the monthly premiums for COBRA shall be paid by Employee.

Employee acknowledges and agrees that by signing this Agreement, which includes mutual releases, and accepting COBRA benefits, he is receiving benefits to which he would not otherwise be entitled.

4. Mutual Release and Waiver and Covenant Not to Sue. By signing this Agreement, Employee and Company agree to the following:

a. Release and Waiver of Rights. Except as set forth herein, Employee irrevocably and unconditionally releases Company and any subsidiary and affiliated companies, and each of their officers, directors, shareholders, through or agents, employees, representatives, affiliates, related companies or entities, successors and assigns, jointly and individually, and all persons acting by, with any of them (collectively referred to as the “Releasees”), from any and all claims, complaints, liabilities, damages, causes of action, suits, rights, costs, and expenses (including attorneys’ fees) of any nature or kind whatsoever, known or unknown, including but not limited to any claim relating to Employee’s employment with Company or to his separation from Company employment, which Employee now has, or which he had at any time prior to the execution of this Agreement, against each, all, or any of the Releasees. The claims waived and discharged include, but are not limited to those arising under the following:

•	Title VII of the Civil Rights Act of 1964

•	Executive Order 11246

•	Equal Pay Act

•	Vietnam Era Veteran Readjustment Assistance Act

•	Civil Rights Act of 1991

•	42 U.S.C. § 1981 (the 1866 Civil Rights Act)

•	Americans with Disabilities Act

•	Employee Retirement Income Security Act (subject to the limitation set forth below)

•	Family and Medical Leave Act

•	Fair Labor Standards Act

•	Whistleblower claims

•	Worker’s Compensation Claims

•	All laws, including the common laws, of the State of Oklahoma regarding employment-related claims

•	Disputed wages, including claims for any back wages or overtime

•	Wrongful discharge and/or breach of contract claims

•	Claims under the U. S. and Oklahoma Constitutions, and

•	Tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress.

Employee does not waive any rights or claims in connection with the Employee’s rights as a beneficiary of the Company’s 401(k) Plan or other ERISA plans. In addition, Employee does not waive any indemnification or related rights he may have pursuant to Matrix’s Restated Certificate of Incorporation and any applicable D&O policy of insurance.

b. Employee Covenant Not to Sue. Employee agrees that he will not bring any legal action against the Releasees for any claim that occurred prior to his signing this Agreement; however, this provision does not prohibit Employee from filing a claim or lawsuit for the purpose of enforcing his rights under (i) the Company’s 401(k) Plan or any other ERISA plan, (ii) any right of indemnification that the Employee may have, (iii), any right that Employee may have under this Agreement, or (iv) any rights that may arise subsequent to his signing this Agreement.

c. Company Release and Waiver of Rights. Company irrevocably and unconditionally releases Employee from any and all claims, complaints, liabilities, damages, causes of action, suits, rights, costs, and expenses (including attorneys’ fees) relating to actions taken by Employee within the course and scope of his employment with Company, whether known or unknown and which Company now has, or which it had at any time prior to the execution of this Agreement.

d. Company Covenant Not to Sue. Company agrees that it will not bring any legal action against Employee for any claim released above that occurred prior to his signing this Agreement; however, this provision does not prohibit Company from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement, or from enforcing rights that may arise subsequent to its signing this Agreement.

5. Release and Waiver and Covenant Not to Sue Under the ADEA. By signing this Agreement, Employee agrees to the following:

a. Release and Waiver of Rights. Except as otherwise set forth herein, Employee irrevocably and unconditionally releases Company and the other Releasees, or any of them, from any and all claims, complaints, liabilities, damages, causes of action, suits, rights, costs, and expenses (including attorneys’ fees) from any and all age discrimination, harassment and/or retaliation claims under the ADEA.

Employee does not waive any rights or claims in connection with Employee’s rights as a beneficiary of the Company’s 401(k) Plan or other ERISA plans. In addition, Employee does not waive any indemnification or related rights he may have pursuant to Matrix’s Restated Certificate of Incorporation and any applicable D&O policy of insurance.

b. Covenant Not to Sue. Employee agrees that he will not bring any legal action against the Releasees for any claim under the ADEA that existed prior to the time he signed this Agreement; however, this provision does not prohibit Employee from filing a claim or lawsuit for the purpose of enforcing his rights under (i) the Company’s 401(k) Plan or any other ERISA plan, (ii) any right of indemnification that the Employee may have, (iii) any right that the Employee may have under this Agreement, (iv) any rights that may arise subsequent to his signing this Agreement, or (v) any rights provided to the Employee under the ADEA that may not be legally waived.

6. No Existing Complaints or Lawsuits. Employee promises that he has not filed a complaint, charge, claim or lawsuit against Company or any of the other Releasees with any governmental agency or any court. This Agreement is not and shall not be interpreted as an admission by Company or any of the other Releasees that it or they acted improperly in any way with respect to Employee.

Company promises that it has not filed a complaint, charge, claim or lawsuit against Employee with any governmental agency or any court. This Agreement is not and shall not be interpreted as an admission by Employee that he acted improperly in any way with respect to Company.

7. Confidentiality & Nondisparagement.

a. Definitions. As used herein “Trade Secrets” are information of special value, not generally known to the public, that Company has taken steps to maintain as secret from persons other than those selected by Company. “Confidential Information” is information acquired by Employee in the course and scope of Employee’s activities for Company that is designated or marked by Company as “confidential” or that Company indicates through policies, procedures, or other instructions should not be disclosed to anyone outside Company except through controlled means. The controlled disclosure of Confidential Information to Company affiliates, associates, partners, customers or vendors for legitimate business purposes and the availability of the Confidential Information to others outside Company through independent investigation and effort will not remove it from protected status as Confidential Information under this Agreement if Employee was first entrusted with the Confidential Information while employed with Company. Without limitation, some examples of protected Confidential Information and Trade Secrets under this Agreement are detailed sales, cost, and profit figures; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; computer software; e-mail; website and other access passwords; pending bids and customer/potential (as of separation date) customer negotiation details; and any privileged customer, potential (as of separation date) customer or supplier information. A protected item may be both a Trade Secret and Confidential Information, but need not be both to be protected under this Agreement.

b. Employee Covenants. Employee agrees not to disclose any of Company’s Trade Secrets or Confidential Information, directly or indirectly, to any unauthorized person, and not to use them in any way, at any time, except as directed or requested by Company.

Employee acknowledges that he remains bound to the terms of Company’s existing confidentiality policies and code of conduct and that this Agreement is not intended as a waiver or limitation of Employee’s existing and ongoing obligations under those policies.

Employee acknowledges that, by virtue of his position as CEO, he has been closely involved in recent and ongoing negotiations with prospective clients, and, as a result, he has acquired knowledge and information regarding these negotiations that amounts to Trade Secrets and Confidential Information. Employee acknowledges that, for one (1) year following Employee’s separation date, any attempt by Employee to solicit business from such prospective clients would necessarily require inevitable use and/or disclosure of Company’s Trade Secrets and Confidential Information.

Employee promises to keep this Agreement confidential and promises not to disclose its existence or terms in any form or fashion without the prior written consent of an officer of Company, unless disclosure is legally required. Company agrees, however, that Employee may inform his spouse and immediate family and also his attorney, accountant and CPA of the existence and terms of this Agreement as required for legal and/or financial planning or advice. Employee also agrees he will not publicly disparage Company or other Releasees in any manner. Employee also agrees that he will instruct his representatives, agents, employees, servants, friends, spouse, and family to abide by the provisions of this paragraph.

The foregoing notwithstanding, to the extent the Company fails to make all of the payments due to or for the benefit of Employee pursuant to the provisions of Paragraph 3 above, or pursuant to the other terms of this Agreement, for any reason whatsoever, Employee shall have the option, to be exercised in his sole discretion, to revoke his covenants set forth above, by delivering written notice of his revocation to the Company, and by so doing, may retain all payments theretofore made to him by the Company, and may pursue any course of action that he may choose to pursue without the burden of such covenants.

c. Employer Covenants – Company agrees that it will not disparage the Employee or his work for the Company and that it will instruct its representatives, agents, employees and the Releasees defined above to abide by same. However, nothing herein shall prevent Company and its agents, employees and representatives from making factually based statements about Employees performance or affiliation with Company for the purposes of required disclosures.

8.	Non-Interference.

a. Restriction on Interfering with Employees of Company. Employee agrees that for a period of one year following his separation date, Employee will not, either directly or indirectly, hire, call on, solicit, or take away, or attempt to call on, solicit or take away any of the employees or officers of Company or encourage any employees or officers of Company to terminate their relationship with Company (herein referred to as Employee’s “Non-Solicitation” covenant).

b. Restriction on Interfering with Existing Contracts and Customers of Company. As used herein an “Established Customer” is a person or entity that has done business with Company within the last twenty-four (24) months of Employee’s employment with Company. Employee agrees that for a period of one year following his separation date, Employee will not: (a) encourage any Established Customer to stop or reduce doing business with Company; (b) work for, consult with, service, call on, or solicit an Established Customer in any way that would interfere with or reduce the business or existing business opportunities of Company with such Established Customer; or (c) directly solicit the sale of goods, services or a combination of goods and services from Established Customers.

c. Revocation of Non-Interference Covenant. The foregoing notwithstanding, to the extent the Company fails to make all of the payments due to or for the benefit of Employee pursuant to the provisions of Paragraph 3 above, or pursuant to the other terms of this Agreement, for any reason whatsoever, Employee shall have the option, to be exercised in his sole discretion, to revoke his Non-Interference covenants set forth in paragraph 8.b above, but not including his Non-Solicitation covenant set forth in paragraph 8.a above, by delivering written notice of his revocation to the Company, and by so doing, may retain all payments theretofore made to him by the Company, and may pursue any course of action that he may choose to pursue without the burden of such covenants.

9. Cooperation by Employee. For a period of one (1) year following his separation date, Employee agrees to cooperate with and make himself available to Company, as Company may reasonably request, to assist it in any matter, including litigation or potential litigation, over which Employee may have knowledge, information or expertise. The parties agree that such efforts by Employee shall not require more than twenty (20) hours per month. The parties also agree that Company shall reimburse Employee for any reasonable out-of pocket expenses he incurs in connection with such efforts.

10. Return of Company Property. The parties hereto acknowledge that Employee has returned to Company all documents, files, computers, computer files, diskettes, records, notebooks,

data, equipment, credit cards, keys, and all other property belonging to Company or any of the other Releasees as well as any copies thereof, that Employee removed from Company premises or that was otherwise in Employee’s possession or control. Employee represents and warrants that he has not kept any copies, electronic or otherwise, of any of Company’s property.

11. Consultation With Attorney. Employee acknowledges that Company advises him to consult with an attorney for advice regarding the effect of this Agreement prior to signing it. Employee agrees that he fully understands his right to discuss this Agreement with an attorney of his choice (at his expense) and that he has had adequate opportunity to do so.

12. Employee’s Understanding of Agreement. Employee promises that he has carefully read and fully understands all the provisions of this Agreement, and that he is signing it voluntarily because he wants to take advantage of Company’s offer as contained in this Agreement. Employee understands that this agreement is created and executed in conformity with and, in order to, effectuate the terms of the January 3, 2000 agreement.

13. Severability. The provisions of this Agreement are severable, that is, they may be considered separately. If any paragraph is found by a court to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

14. Choice of Law and Venue. This Agreement and the rights and obligations hereunder will be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of Oklahoma. The agreed venue and jurisdiction for any claims or disputes under this agreement is Tulsa, Oklahoma. The parties stipulate that Tulsa County, Oklahoma has the most significant relationship to the parties, this transaction and claims arising from it.

15. Waiver of Breach. The waiver of a breach of any provision of this Agreement by either the Company or the Employee will not operate or be construed as a waiver of any subsequent breach by said party.

16. Breach. The parties hereto agree that the provisions contained in this Agreement are fair and reasonable. If an action at law or in equity by either of the parties is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to recover from the other party, said party’s reasonable costs and attorneys’ fees in addition to any other relief to which the party may be entitled.

17. Entire Agreement. Subject to Section 7, above, this Agreement sets forth the entire Agreement between Employee and Company and takes the place of any and all prior agreements or understandings between Employee and Company.

18. No Reliance. Employee acknowledges in executing this Agreement that he is not relying and has not relied on any promise or statement (except those contained in this Agreement) made by any of the Releasees or by the Releasees’ attorney with regard to the subject matter or effect of this Agreement or otherwise.

19. Binding Agreement. This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors and assigns.

20. NOTICE TO EMPLOYEE. Employee should thoroughly review and understand this Agreement before signing it. THIS AGREEMENT INCLUDES A RELEASE AND WAIVER OF LEGAL RIGHTS AND CLAIMS. Employee has twenty-one days to consider this Agreement before signing it. If Employee agrees to the terms and wants to enter into this Agreement, he must sign it and deliver it to Nancy Downs, 10701 East Ute Street, Tulsa, Oklahoma 74116, on or before the 21st day after it was given to him. For a period of seven days after Employee signs this

Agreement, he may revoke it by delivering a written notice of revocation to Nancy Downs. This Agreement will not become effective or enforceable until this seven-day revocation period has passed.

Employee

Date: April 20, 2005	/s/ Bradley S. Vetal
Bradley S. Vetal

Matrix Service Company

Date: April 23, 2005	By:	/s/ Michael J. Hall
Michael J. Hall, CEO